Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Announces $5M Stock Repurchase Program

Hackensack, NJ – April 5, 2023, Champions Oncology, Inc. (CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced that its Board of Directors has approved a share repurchase program with authorization to purchase up to $5 million of its common stock through April 30, 2024 pursuant to Rule 10b-18 of the Securities Exchange Act of 1934.

Ronnie Morris, CEO of Champions commented, “We are committed to strategically deploying capital to drive long-term value for stockholders. We believe that the current macroeconomic environment along with the long-term prospects of our business provide a unique buyback opportunity. The stock repurchase program reflects our confidence in the execution of our strategic priorities and the bright future of the business”.

David Miller, CFO of Champions added, “We believe the strength of our balance sheet and the current valuation, present an attractive and strategic buying opportunity for our stock. The plan reflects the confidence we have in our business and our strategy to invest for long-term growth, which we believe is not reflected in the current market valuation. We will continue to monitor the program in light of changes we see in our business, the capital markets and the economy in general.”

Under the stock repurchase program, Champions expects to repurchase shares of its common stock from time to time in open market transactions as permitted under applicable rules and regulations. The number, price, structure, and timing of the repurchases, if any, will be evaluated by the Company depending on market conditions, liquidity needs, and other factors. The repurchase authorization does not oblige the Company to acquire any particular amount of its common stock. The Board of Directors may suspend, modify, or terminate the stock repurchase program at any time without prior notice.

Exhibit 99.1

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers groundbreaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated or discussed in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2022 and its other filings with the SEC for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.